The Board of Directors
J. Crew Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-xxxx) on Form S-8 of J. Crew, Group Inc. of our report dated March 30, 2001, relating to the consolidated balance sheets of J. Crew Group, Inc and subsidiaries as of February 3, 2001 and January 29, 2000, and the related consolidated statements of operations, cash flows, and changes in stockholders' deficit for each of the years in the three-year period ended February 3, 2001, and the related schedule, which report appears in the February 3, 2001 annual report on Form 10-K of J. Crew Group, Inc.



/s/ KPGM LLP


New York, New York
April 27, 2001